Exhibit 99.1

9 W 57th Street, suite 4920

New York, NY 10019

T: (212) 588-6770

www.bdcofamerica.com

March 19, 2021

Business Development Corporation of America Earns Investment Grade Rating from Moody’s

NEW YORK – March 19, 2021 – Business Development Corporation of America (“BDCA” and “Company”) announced today that Moody’s Investors Service (“Moody’s”) has assigned the Company with an investment grade rating of Baa3 and Stable outlook. Moody’s report stated “BDCA's Baa3 long-term issuer rating reflects its baa3 standalone assessment, supported by an experienced manager in Benefit Street Partners (BSP), a focus on senior secured loans that should help mitigate potential losses, solid historical profitability and a history of low loan losses due to low exposure to cyclical sectors.”

Richard Byrne, Chief Executive Officer of BDCA, said, “We are pleased that Moody’s recognized BDCA’s solid profitability and the credit expertise of Benefit Street Partners. An investment grade rating from Moody’s is an important milestone for BDCA, and will help the Company to further enhance our capital structure.”

BDCA also has an investment grade rating of BBB- from Kroll with a stable outlook.

About BDCA

BDCA is a non-traded business development company with a $2.6 billion investment portfolio, which primarily consists of senior loans to middle market companies, as of December 31, 2020. BDCA operates under the Investment Company Act of 1940. BDCA is managed by its investment adviser, BDCA Adviser, LLC, an affiliate of Benefit Street Partners L.L.C. For further information, please visit www.bdcofamerica.com.

About Benefit Street Partners L.L.C.

Benefit Street Partners L.L.C.is a leading credit-focused alternative asset management firm with $30 billion in assets under management as of January 31, 2021. BSP manages assets across a broad range of complementary credit strategies, including private/opportunistic debt, structured credit, high yield, special situations, and commercial real estate. Based in New York, the BSP platform was established in 2008. BSP is a wholly owned subsidiary of Franklin Resources, Inc. that, together with its various subsidiaries, operates as Franklin Templeton. For further information, please visit

www.benefitstreetpartners.com

Important Notice

This release contains “forward looking statements” that are subject to risks and uncertainties. Actual outcomes and results could differ materially from those suggested in this release due to the impact of many factors beyond the control of BDCA, including those listed in the “Risk Factors” section of our filings with the Securities and Exchange Commission (“SEC”). Any such forward-looking statements are made pursuant to the safe harbor provisions available under applicable securities laws and BDCA assumes no obligation to update or revise any such forward looking statements. BDCA has based these forward-looking statements on its current expectations and projections about future events. BDCA believes that the expectations and assumptions that have been made with respect to these forward-looking statements are reasonable. However, such expectations and assumptions may prove to be incorrect. A number of factors could lead to results that may differ from those expressed or implied by the forward-looking statements. Given this level of uncertainty, investors should not place undue reliance on any forward-looking statements.